MDU Resources Announces Record Earnings

BISMARCK, N.D. - Jan. 28, 2005 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the year ended Dec. 31, 2004, showing consolidated earnings of $206.4 million, compared to $174.6 million for 2003. Earnings per common share, diluted, totaled $1.76, compared to $1.55 for 2003.

Highlights for 2004

  -  Earnings per common share increased 14 percent to $1.76

  - Record consolidated earnings of $206.4 million, up from $174.6 million

  -  Reaffirms 2005 earnings per share guidance in range of $1.70 to $1.90

Earnings for 2003 included a $7.6 million after-tax noncash transition charge, reflecting the cumulative effect of a change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143.

"Our diversification strategy continues to show excellent results with another record year of earnings," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Our natural gas and oil production segment had an outstanding year. In addition to benefiting from the strong pricing environment, we increased natural gas production and added to our reserve base. Our independent power production business also saw significant growth in 2004, with new operations both domestically and internationally.

"We are excited about the future and our opportunities to provide the products and services that are essential to our country's infrastructure," White said. "We look forward to continuing to help build a strong America."

In its Jan. 10, 2005, issue, Forbes magazine named MDU Resources to its Platinum 400 list of the best big companies in America. The magazine's criteria for the list include such things as corporate governance and accounting practices, as well as long- and short-term sales and earnings growth and stock market performance. This is the fifth consecutive year that MDU Resources has been on the list.


          ANNUAL PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company's businesses. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

Business Line          Earnings Total 2004    Earnings Total 2003
                          (In Millions)          (In Millions)
Natural gas and oil
 production                    $110.8               $63.0
Construction materials
 and mining                      50.7                54.4
Independent power
 production                      26.3                11.4
Electric                         12.8                16.9
Natural gas distribution          2.2                 3.9
Pipeline and energy
 services                         8.9                18.2
Utility services                 (5.6)                6.2
Other                              .3                  .6
Total                          $206.4              $174.6

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

  - Earnings per common share for 2005, diluted, are projected in the range of $1.70 to $1.90.
  - The company expects the percentage of 2005 earnings per common share, diluted, by quarter to be in the following approximate ranges:
        -  First quarter - 10 percent to 15 percent
        -  Second quarter - 20 percent to 25 percent
        -  Third quarter - 37 percent to 42 percent
        -  Fourth quarter - 23 percent to 28 percent
  - These projections do not take into consideration any potential effect from recent events related to the Brazilian electric power sales contract.
  - The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.
  - The company anticipates investing approximately $445 million in capital expenditures during 2005.
  - The company will consider issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.

Natural Gas and Oil Production
Earnings at this segment were $110.8 million for 2004, compared to $63.0 million for the previous year. Earnings for 2003 include a $7.7 million after-tax noncash transition charge, reflecting the cumulative effect of the accounting change mentioned earlier. The earnings increase in 2004 was the result of average realized natural gas prices that were 20 percent higher and realized oil prices that were 25 percent higher than 2003. Combined natural gas and oil production increased 7 percent, primarily from enhanced natural gas production from operated properties in the Rocky Mountain region. These positive variances were partially offset by higher depreciation, depletion and amortization expense as a result of increases in rates and production, and by higher general and administrative expenses. The company's combined proved natural gas and oil reserves increased to 556 Bcf equivalents, a 6 percent increase over 2003 reserves.

This past October, Fidelity was recognized with a major environmental stewardship award from the Interstate Oil and Gas
Compact Commission. Fidelity earned the award for its sponsorship of a three-year soil and crop testing program in conjunction with coalbed natural gas.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - The company is expecting to drill up to 500 wells in 2005, dependent on the timely receipt of regulatory approvals. Delays in receipt of drilling permits are affecting producers throughout the Rocky Mountain region.
  - In 2005, the company expects a combined natural gas and oil production increase of approximately 6 percent to 8 percent over 2004 levels. A portion of this increase is predicated on the timely receipt of various regulatory approvals.
  - Estimates of natural gas prices in the Rocky Mountain region for February through December 2005 reflected in the company's 2005 earnings guidance are in the range of $4.25 to $4.75 per Mcf. The company's estimates for natural gas prices on the NYMEX for February through December 2005, reflected in the company's 2005 earnings guidance, are in the range of $5.00 to $5.50 per Mcf. During 2004, more than three-fourths of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
  - Estimates of NYMEX crude oil prices for February through December 2005, reflected in the company's 2005 earnings guidance, are projected in the range of $35 to $40 per barrel.
  - The company has hedged a portion of its 2005 estimated natural gas production. The company has entered into agreements representing approximately 35 percent to 40 percent of its 2005 estimated annual natural gas production. The agreements are at various indices/prices and range from a low Ventura index of $4.75 to a high NYMEX price of $10.18 per Mcf. Ventura is an index pricing point related to Northern Natural Gas Co.'s system.
  - This segment has hedged a portion of its 2005 oil production. The company has entered into agreements at NYMEX prices with a low of $30.70 and a high of $52.05 representing approximately 45 percent to 50 percent of its 2005 estimated annual oil production.
  - For 2005, the company may hedge up to 70 percent of its existing natural gas and oil production that qualifies for hedge accounting, based on established pricing criteria.

Construction Materials and Mining
Earnings for 2004 for this business segment totaled $50.7 million, compared to last year's $54.4 million record earnings. Several operations reported significant increases in earnings because of improving economies and strong housing markets; however, wet weather severely impacted operations in Texas. Construction and aggregate sales margins were lower as a result of the adverse weather and higher fuel costs, as well as the absence of certain large projects reflected in 2003 results. Operations also were affected by higher general and administrative expenses. Earnings from new acquisitions and higher ready-mixed concrete and cement volumes partially offset the decreases.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - The company anticipates improved earnings in 2005 with an expected return to more normal weather conditions in Texas.
  - Aggregate, ready-mixed concrete and asphalt volumes in 2005 are expected to be comparable to 2004 levels.
  - Revenues in 2005 are expected to be comparable to 2004 levels.
  - The company expects that the replacement funding legislation for the Transportation Equity Act for the 21st Century (TEA-21) will be equal to or higher than previous funding levels.
  - Work backlog as of Dec. 31, 2004 was approximately $426 million, compared to $332 million at Dec. 31, 2003.

Independent Power Production
Earnings at this segment were $26.3 million, compared to $11.4 million in 2003. Higher earnings were primarily attributable to the effects from changes in the value of the embedded derivative in the Brazilian electric power sales contract, net of the lower operating margins resulting from the contract annual revenue reset provision. Significantly lower financing costs, as well as the benefit from acquisitions made during the year, also positively affected earnings.

In November 2004, the MDU Resources Board of Directors named Paul Gatzemeier, 54, president and chief executive officer of Centennial Energy Resources LLC. Gatzemeier previously served as vice president and general manager of Centennial Energy after joining MDU Resources in June 2001. He previously held executive positions with another energy company and also was a private business consultant specializing in energy companies seeking to make acquisitions or improve their business strategies.

Recently MDU Resources confirmed that MPX Termoceara in Brazil in which it has a 49 percent interest, is continuing discussions with Petrobras regarding a possible renegotiation or buyout of Petrobras' power purchase agreement with MPX. Petrobras obtained a court order on Jan. 13, 2005, permitting it to cease making monthly capacity payments to MPX and to instead deposit the payments into a court account until the matter is resolved. The court order creates a 30-day period for accelerated negotiations. MPX Termoceara is working diligently to obtain a negotiated settlement that is fair for both parties.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - Earnings projections for 2005 are expected to be slightly lower than 2004 earnings primarily due to benefits realized in 2004 from foreign currency gains and the effects of the embedded derivative in the Brazilian electric power sales contract.
  - Earnings projections do not take into consideration any potential effect from recent events related to the Brazilian electric power sales contract.
  - The company anticipates making an additional investment in an international project in 2005 which is reflected in earnings projections.
  - The company is constructing a 116-megawatt (MW) coal-fired electric generating project near Hardin, Mont. A power sales agreement with Powerex Corp., a subsidiary of BC Hydro, has been secured for the entire output of the plant for a term expiring Oct. 31, 2008, with the purchaser having an option for a two-year extension. The projected on-line date for this plant is late 2005.

Electric
Earnings for this segment totaled $12.8 million, compared to 2003 earnings of $16.9 million. Higher sales-for-resale prices and favorable resolution of federal and related state income tax matters positively affected earnings but were more than offset by lower retail sales because of cooler summer weather and higher operation and maintenance expenses, including payroll, severance-related expenses and pension.

In November 2004, the MDU Resources Board of Directors named Bruce Imsdahl, 56, to the additional position of chief executive officer of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., both of which are utility divisions of MDU Resources. Imsdahl had been president of both divisions since July 2003. He began his career with the company in 1970, advancing through various positions in power production and the corporate office.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - The expected earnings in 2005 are anticipated to be slightly lower than 2004 earnings because of anticipated higher operation and maintenance expenses primarily related to higher benefit costs, and the absence of the favorable resolution of income tax matters.
  - As part of the North Dakota Industrial Commission's Lignite Vision 21 project, the company submitted an air quality permit application in May 2004 to construct a 175-MW coal-fired plant at Gascoyne, N.D. The air permit application is now under review at the North Dakota Department of Health. This segment also is involved in the review of other potential projects to replace capacity associated with expiring purchased power contracts and to provide for future growth. The costs of building and/or acquiring the additional generating capacity needed by the utility are expected to be recovered in rates.

Natural Gas Distribution
This segment reported earnings of $2.2 million, compared to 2003 earnings of $3.9 million. Rate relief approved by various public service commissions and the favorable resolution of federal and related state income tax matters positively affected earnings. However, these factors were more than offset by higher operation and maintenance expenses, including payroll, severance-related expenses and pension, as well as lower retail sales volumes, which include the effect of weather that was 6 percent warmer than in 2003.

In June 2004, a natural gas rate case for the Black Hills service area was filed with the South Dakota Public Utilities Commission requesting an increase of $1.3 million annually, or 2.2 percent. The commission approved a settlement authorizing an increase in revenues of $670,000 annually, or 1.4 percent, effective Dec. 1, 2004.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - The expected earnings for this segment for 2005 are projected to be somewhat higher than the earnings for 2004 primarily the result of rate relief and the assumed return to normal weather, which for 2004 was 9 percent warmer than normal.
  - In April 2004, a natural gas rate case was filed with the Montana Public Service Commission requesting an increase of $1.5 million annually, or 1.8 percent. On Jan. 14, 2005 the company and the Montana Consumer Counsel filed a Stipulation with the Commission agreeing to an increase of $125,000 annually to be effective Feb. 1, 2005. A final order is expected by Feb. 1, 2005.
- In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting an increase of $1.4 million annually, or 4.0 percent. The company requested an interim increase of $1.4 million annually and in November 2004, the Commission issued an Order approving the requested interim increase effective January 10, 2005, subject to refund. A final order is expected in late 2005.

Pipeline and Energy Services
This segment earned $8.9 million in 2004, compared to $18.2 million in 2003. The 2004 results include a third-quarter noncash goodwill impairment of $4.0 million (after tax) relating to the company's cable and pipeline magnetization and location business and a $1.3 million (after tax) adjustment reflecting the reduced value of certain gathering facilities in the Gulf Coast region. Also contributing to the decrease were higher operating expenses, which were partially the result of increased costs associated with the expansion of pipeline and gathering operations, and lower transportation rates. Partially offsetting the decreases were higher natural gas transportation volumes, including volumes transported on the Grasslands Pipeline, and higher gathering rates.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - In 2005, total natural gas gathering and transportation throughput is expected to increase approximately 5 percent to 10 percent over 2004 levels.
  - Firm capacity for the Grasslands Pipeline is currently 90 million cubic feet per day with expansion possible to 200 million cubic feet per day.
  - Transportation and storage rate reductions due to the estimated effects of a Federal Energy Regulatory Commission rate order received in July 2003 and rehearing order received in May 2004 have been reflected in the company's 2005 earnings projections.

Utility Services
This segment reported a loss of $5.6 million for 2004, compared to earnings of $6.2 million in 2003. Decreased inside electrical margins in the Central and Northwest regions, including the effect of losses on several large jobs, were somewhat offset by increased line construction margins. Also negatively affecting results were severance-related expenses and other general and administrative expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - Revenues are expected to be in the range of $440 million to $490 million in 2005.
  - The company anticipates margins to increase substantially in 2005 as compared to 2004 levels.
  - Work backlog as of Dec. 31, 2004 was approximately $238 million, compared to $148 million at Dec. 31, 2003.

The company will host a webcast at 1 p.m. EST Jan. 28 to discuss earnings results and guidance. The event can be accessed at www.mdu.com. The replay will be available beginning at 4 p.m. EST Jan. 28. An audio replay also will be available by calling (877) 519-4471 or (973) 341-3080, access code 5568317.

Risk Factors and Cautionary Statements that May Affect Future
Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

  - The company's natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which cannot be predicted or controlled.
  - The construction and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company's business and its results of operations.
  - The company's utility services segment operates in highly competitive markets characterized by low margins in a number of service lines and geographic areas. This segment's ability to return to profitability on a sustained basis will depend upon improved capital spending for electric construction services and management's ability to successfully refocus the business on more profitable markets, reduce operating costs and implement process improvements in project management.
  - Economic volatility affects the Company's operations and, as a result, may have a negative impact on the Company's future revenues.
  -  The company relies on financing sources and capital markets.
     If the company is unable to obtain financing in the future, the company's ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.
  - Some of the company's operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities. One of the company's subsidiaries is subject to litigation in connection with its coalbed natural gas development activities. The ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.
  - The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
  - The value of the company's investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business. In addition, the company's future earnings from its investment in Brazilian power operations may be affected by the outcome of negotiations between its 49%-owned investee, MPX, and Petrobras over continuing payments by Petrobras under a power contract covering capacity and energy associated with MPX's 220 megawatt electric generating facility.
  - Competition is increasing in all of the company's businesses.
  - Weather conditions can adversely affect the company's operations and revenues.
  - Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
       -  Acquisition, disposal and impairment of assets or facilities
       - Changes in operation, performance and construction of plant facilities or other assets
       -  Changes in present or prospective generation
       - The availability of economic expansion or development opportunities
       -  Population growth rates and demographic patterns
       - Market demand for, and/or available supplies of, energy products and services
       - Cyclical nature of large construction projects at certain operations
       -  Changes in tax rates or policies
       -  Unanticipated project delays or changes in project costs
       - Unanticipated changes in operating expenses or capital expenditures
       -  Labor negotiations or disputes
       - Inability of the various contract counterparties to meet their contractual obligations
       - Changes in accounting principles and/or the application of such principles to the company
       -  Changes in technology
       -  Changes in legal proceedings
       - The ability to effectively integrate the operations of acquired companies

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results of the company's most recent Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

                         * * * * * * * *

Contacts:
Warren L. Robinson - Executive Vice President and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


MDU Resources Group, Inc.

                                    Three Months Ended   Twelve Months Ended
                                        December 31,          December 31,
                                      2004     2003        2004       2003
                                    -------- --------   ---------- -----------
                                          (In millions, where applicable)
Consolidated Statements of
Income

Operating revenues:
 Electric                           $   44.1 $   46.9   $    178.8 $     178.6
 Natural gas distribution              108.0     93.5        316.1       274.6
 Utility services                      116.4    105.5        426.8       434.2
 Pipeline and energy services          100.6     73.4        357.2       252.2
 Natural gas and oil production         92.0     65.8        342.9       264.3
 Construction materials and
  mining                               348.6    293.1      1,322.2     1,104.4
 Independent power production            9.9      6.3         43.1        32.3
 Other                                   1.3       .5          4.4         2.7
 Intersegment eliminations             (75.0)   (64.9)      (272.2)     (191.1)
                                       745.9    620.1      2,719.3     2,352.2
Operating expenses:
 Fuel and purchased power               15.5     17.2         64.6        62.0
 Purchased natural gas sold             91.3     60.5        249.9       184.2
 Operation and maintenance             483.5    405.0      1,772.5     1,525.3
 Depreciation, depletion and
  amortization                          54.4     49.6        208.8       188.3
 Taxes, other than income               23.8     19.0         96.7        80.3
 Asset impairments                       ---      ---          6.1         ---
                                       668.5    551.3      2,398.6     2,040.1
Operating income:
 Electric                                6.0      8.5         26.8        35.8
 Natural gas distribution                4.4      4.9          1.8         6.5
 Utility services                        (.7)     3.7         (5.7)       12.9
 Pipeline and energy services            8.1      8.0         24.7        35.2
 Natural gas and oil
  production                            50.6     27.4        178.9       118.3
 Construction materials and
  mining                                10.6     15.3         86.0        91.6
 Independent power production           (1.1)      .9          8.1        10.6
 Other                                   (.5)      .1           .1         1.2
                                        77.4     68.8        320.7       312.1
Earnings from equity method
 investments                             6.7      2.7         25.0         6.0
Other income - net                       5.8      8.3         12.7        16.2
Interest expense                        13.7     13.5         57.4        52.8
Income before income taxes              76.2     66.3        301.0       281.5
Income taxes                            23.1     20.1         93.9        98.6
Income before cumulative effect
 of accounting change                   53.1     46.2        207.1       182.9
Cumulative effect of accounting
 change                                  ---      ---          ---        (7.6)
Net income                              53.1     46.2        207.1       175.3
Dividends on preferred stocks             .1       .1           .7          .7

Earnings on common stock:
 Electric                                3.1      4.1         12.8        16.9
 Natural gas distribution                4.2      3.4          2.2         3.9
 Utility services                        (.9)     1.9         (5.6)        6.2
 Pipeline and energy services            3.4      4.1          8.9        18.2
 Natural gas and oil production         32.0     17.0        110.8        63.0
 Construction materials and
  mining                                 7.3     12.9         50.7        54.4
 Independent power production            4.2      2.8         26.3        11.4
 Other                                   (.3)     (.1)          .3          .6
                                    $   53.0 $   46.1   $    206.4 $     174.6

Earnings per common share -
 basic:
 Earnings before cumulative
  effect of accounting change       $    .45 $    .41   $     1.77 $      1.64
 Cumulative effect of accounting
  change                                 ---      ---          ---        (.07)
 Earnings per common share -
  basic                             $    .45 $    .41   $     1.77 $      1.57

Earnings per common share -
 diluted:
 Earnings before cumulative
  effect of accounting change       $    .45 $    .40   $     1.76 $      1.62
 Cumulative effect of accounting
  change                                 ---      ---          ---        (.07)
 Earnings per common share -
  diluted                           $    .45 $    .40   $     1.76 $      1.55
Dividends per common share          $    .18 $    .17   $      .70 $       .66
Weighted average common shares
 outstanding:
  Basic                                117.6    112.6        116.5       111.5
  Diluted                              118.6    113.8        117.4       112.5

Pro forma amounts assuming
 retroactive application
 of accounting change:
  Net income                        $   53.1 $   46.2   $    207.1 $     182.9
  Earnings per common share -
   basic                            $    .45 $    .41   $     1.77 $      1.64
  Earnings per common share -
   diluted                          $    .45 $    .40   $     1.76 $      1.62

Operating Statistics
Electric (thousand kWh):
 Retail sales                        581,533  599,843    2,303,460   2,359,888
 Sales for resale                    233,475  254,582      821,516     841,637

Natural gas distribution (Mdk):
 Sales                                11,765   12,657       36,607      38,572
 Transportation                        4,734    5,095       13,856      13,903

Pipeline and energy services (Mdk):
 Transportation                       29,193   20,346      114,206      90,239
 Gathering                            20,878   19,482       80,527      75,861

Natural gas and oil production:
 Natural gas (MMcf)                   15,374   14,360       59,750      54,727
 Oil (000's of barrels)                  385      476        1,747       1,856
 Average realized natural gas
  price                             $   5.03 $   3.70   $     4.69 $      3.90
 Average realized oil price         $  37.09 $  26.56   $    34.16 $     27.25

Construction materials and
 mining (000's):
 Aggregates (tons sold)               11,797    9,700       43,444      38,438
 Asphalt (tons sold)                   2,057    1,765        8,643       7,275
 Ready-mixed concrete
  (cubic yards sold)                   1,053      896        4,292       3,484

Independent power production:*
 Generation capacity - kW            279,600  279,600      279,600     279,600
 Electricity produced and sold
  (thousand kWh)                      27,045   27,634      204,425     270,044

Other Financial Data**
Book value per common share                             $    14.09 $     12.66
Dividend yield (indicated
 annual rate)                                                  2.7%        2.9%
Price/earnings ratio***                                       15.2x       15.4x
Market value as a percent
 of book value                                               189.4%      188.1%
Return on average common
 equity***                                                    13.2%       13.0%
Fixed charges coverage,
 including preferred
 dividends***                                                  4.7x        4.7x
Total assets                                            $  3,733.5 $   3,380.6
Total equity                                            $  1,681.0 $   1,450.6
Long-term debt (net of
 current maturities)                                    $    873.4 $     939.5
Capitalization ratios:
 Common equity                                                  65%         60%
 Preferred stocks                                                1           1
 Long-term debt (net of
  current maturities)                                           34          39
                                                               100%        100%

  *Excludes equity method investments
 **Reported on a year-to-date basis only
***Represents 12 months ended

Note: Common stock share amounts reflect the company's three-for-two common stock split effected in October 2003.